Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Prairie Operating Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees To Be Paid	Equity	Common Stock, par value $0.01 per share(2)	Rule 457(o)	299,343,937	(3)	$0.4875	(4)	$145,930,169.29	0.00011020	$16,081.51
		Total Offering Amounts						$145,930,169.29		$16,081.51
		Total Fees Previously Paid								$2,968.89
		Total Fee Offsets								0.00
		Net Fee Due								$13,112.62

(1)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), by multiplying the proposed maximum aggregate offering price for the securities by 0.00011020.
(2)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock (“Common Stock”), in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416(a) under the Securities Act.
(3)	Consists of (i) 1,465,363 shares of Common Stock issuable upon the conversion of Series D preferred stock, (ii) 99,292,858 shares of Common Stock issuable upon the exercise of Series A warrants and (iii) 99,292,858 shares of Common Stock issuable upon the exercise of Series B warrants, issued and sold to certain Selling Stockholders pursuant to securities purchase agreements dated as of May 3, 2023.
(4)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Common Stock on August 22, 2023, as reported on the OTCQB.